UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 5, 2009

Harley-Davidson, Inc.

(Exact name of registrant as specified in its charter)

Wisconsin	1-9183	39-1382325
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3700 West Juneau Avenue, Milwaukee, Wisconsin 53208

(Address of principal executive offices, including zip code)

(414) 342-4680

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 7.01.	Regulation FD Disclosure.

During the first two months of 2009, worldwide retail sales of Harley-Davidson® motorcycles by our dealers decreased 13.0 percent compared to the same two-month period in 2008. U.S. retail sales of Harley-Davidson motorcycles were down 9.4 percent compared to the same period in 2008. International retail sales of Harley-Davidson motorcycles declined 21.5 percent compared to the same period last year. U.S. retail sales for the first two months of 2009 represented 72.8 percent of total worldwide retail sales of Harley-Davidson motorcycles. At this time, the Company continues to expect that it will ship between 264,000 and 273,000 new Harley-Davidson motorcycles in 2009 and believes that it is on track to meet the 2009 guidance outlined in its 2008 fourth quarter and annual earnings release.

The Company generally does not provide retail sales information or updates to earnings guidance other than as included in its regularly scheduled quarterly earnings release and related public filings, and the Company does not anticipate that it will provide further interim retail sales information or unscheduled updates to earnings guidance in the future. However, because of the unprecedented economic conditions, the Company is providing this interim retail sales and guidance update as part of a regularly scheduled presentation to a group of its bankers and financial advisors on March 5. Therefore, the Company is disclosing this update to comply with Regulation FD.

The data source for retail sales figures shown above is sales warranty and registration information provided by Harley-Davidson dealers and compiled by the Company. The Company must rely on information that its dealers supply concerning retail sales, and this information is subject to revision.

Forward-Looking Statements

The Company intends that certain matters discussed in this release are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such because the context of the statement will include words such as the Company “believes,” “anticipates,” “expects,” “plans,” or “estimates” or words of similar meaning. Similarly, statements that describe future plans, objectives, outlooks, targets, guidance or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated as of the date of this release. Certain of such risks and uncertainties are described below. Shareholders, potential investors, and other readers are urged to consider these factors in evaluating the forward-looking statements and cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this release are only made as of the date of this release, and the Company disclaims any obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

The Company’s ability to meet the targets and expectations noted depends upon, among other factors, the Company’s ability to (i) effectively execute its restructuring plans within expected costs, (ii) manage the risks that its independent dealers may have difficulty adjusting to the recession and slowdown in consumer demand, (iii) manage supply chain issues, (iv) anticipate the level of consumer confidence in the economy, (v) continue to have access to reliable sources of capital funding in sufficient amounts and adjust to fluctuations in the cost of capital, (vi) maintain credit ratings that allow it access to capital at effective rates (vii) manage the credit quality, the loan servicing and collection activities, and the recovery rates of HDFS’ loan portfolio, (viii) continue to realize production efficiencies at its production facilities and manage operating costs including materials, labor and overhead, (ix) manage production capacity and production changes, (x) provide products, services and experiences that are successful in the marketplace, (xi) develop and implement sales and marketing plans that retain existing retail customers and attract new retail customers in an increasingly competitive marketplace, (xii) sell all of its motorcycles and related products and services to its independent dealers, (xiii) continue to develop the capabilities of its distributor and dealer network, (xiv) manage changes and prepare for requirements in legislative and regulatory environments for its products, services and operations, (xv) adjust to fluctuations in foreign currency exchange rates, interest rates and commodity prices, (xvi) adjust to healthcare inflation, pension reform and tax changes, (xvii) retain and attract talented employees, (xviii) detect any issues with its motorcycles or manufacturing processes to avoid delays in new model launches, recall campaigns, increased warranty costs or litigation, (xix) implement and manage enterprise-wide information technology solutions and secure data contained in those systems, and (xx) successfully integrate and profitably operate MV Agusta.

In addition, the Company could experience delays or disruptions in its operations as a result of work stoppages, strikes, natural causes, terrorism or other factors. Other factors are described in risk factors that the Company has disclosed in documents previously filed with the Securities and Exchange Commission. Many of these risk factors are impacted by the current turbulent capital, credit and retail markets and our ability to adjust to the recession.

The Company’s ability to sell its motorcycles and related products and services and to meet its financial expectations also depends on the ability of the Company’s independent dealers to sell its motorcycles and related products and services to retail customers. The Company depends on the capability and financial capacity of its independent dealers and distributors to develop and implement effective retail sales plans to create demand for the motorcycles and related products and services they purchase from the Company. In addition, the Company’s independent dealers and distributors may experience difficulties in operating their businesses and selling Harley-Davidson motorcycles and related products and services as a result of weather, economic conditions or other factors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HARLEY-DAVIDSON, INC.

Date: March 5, 2009	By:	/s/ Tonit M. Calaway
Tonit M. Calaway
Assistant Secretary